Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements of Spire

On September 13, 2021, Spire Global, Inc. (“Spire”) and exactEarth Ltd. (“exactEarth”) announced that they had entered into an Arrangement Agreement (the “Agreement”) for Spire to acquire exactEarth for a combination of cash and Spire stock (the “Acquisition”). As of October 8, 2021, the estimated total consideration to be paid to exactEarth shareholders is approximately $187.2 million (US$149.6 million). The cash portion of the consideration for the Acquisition is estimated to be approximately $136.7 million (US$109.2 million) and the stock portion of the consideration is estimated to be 5,232,914 shares of Spire valued at approximately $50.5 million (US$40.4 million).

On August 16, 2021 (the “Closing Date”), Spire Global, Inc., a Delaware corporation (f/k/a NavSight Holdings, Inc., a Delaware corporation and our predecessor company (“NavSight”)), consummated its previously announced business combination (the “Business Combination”) pursuant to the terms of that certain Business Combination Agreement, dated February 28, 2021 (the “Business Combination Agreement”), by and among NavSight, NavSight Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NavSight (“NavSight Merger Sub”), Spire Global Subsidiary, Inc., a Delaware corporation (f/k/a Spire Global, Inc.) (“Old Spire”), and Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark (collectively, the “Founders”) (such consummation, the “Closing”).

As Spire has not issued consolidated financial statements since the Closing of the Business Combination, Spire management believes that the pro forma financial information incorporated by reference from Spire’s Registration Statement on Form S-1 dated September 22, 2021 as filed with the Securities and Exchange Commission (“SEC”) on September 23, 2021 (“Form S- 1”) which reflects the pro forma financial information of the consummation of the Business Combination (“historical pro forma of Spire”) provide a reasonable basis for the ensuing unaudited pro forma condensed combined financial information (“pro formas”).

The following pro formas are based on the historical pro forma financial statements of Spire, contained in the Form S-1 dated September 22, 2021 as filed with the SEC on September 23, 2021, and the historical consolidated financial statements of exactEarth, and has been prepared to reflect the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Spire that actually would have resulted had the Business Combination and Acquisition occurred on January 1, 2020 for the unaudited pro forma condensed combined statements of operations and June 30, 2021 for the unaudited pro forma condensed combined balance sheet, nor project the results of operations or financial position of Spire for any future date or period.

The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) for the six months ended June 30, 2021 (the “2021 pro forma statement of operations”) and for the year ended December 31, 2020 (the “2020 pro forma statement of operations”) assume that the Acquisition was completed on January 1, 2020. Due to differences in each reporting entities’ fiscal year end, the 2021 pro forma statement of operations includes the six months ended June 30, 2021 for Spire and the six months ended April 30, 2021 for exactEarth. The 2020 pro forma statement of operations includes the twelve-month period ended on December 31, 2020 for Spire combined with the twelve-month period ended October 31, 2020 for exactEarth. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is based on the assumption that the Acquisition occurred on the last day of the most recently published balance sheet of Spire, June 30, 2021, the acquiring entity, and includes pro forma adjustments to exactEarth’s balance sheet as of April 30, 2021. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the Acquisition. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma statements of operations exclude any estimated impact of non-recurring integration costs or benefits from the Acquisition, including potential synergies that may be derived in future periods.

These pro formas should be read in conjunction with:

•

Spire’s consolidated financial statements and related notes for the twelve-months ended December 31, 2020 and the unaudited consolidated financial statements and related notes as of and for the six-months ended June 30, 2021, “Management’s Discussion and Analysis and Results of Operations,”, and the historical pro forma financial statements of Spire, contained in the Form S-1, dated September 22, 2021 as filed with the SEC on September 23, 2021; and

•

exactEarth’s audited consolidated financial statements as of and for the year ended October 31, 2020, together with related notes, and exactEarth’s unaudited condensed interim consolidated financial statements for the six months ended April 30, 2021, together with related notes, which are available on exactEarth’s company website.

exactEarth’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to exactEarth’s historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform exactEarth’s historical presentation to Spire’s accounting presentation. Adjustments were also made to translate exactEarth’s financial statements from Canadian dollars to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Spire’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination in conformity with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The final determination of fair value for purposes of purchase price allocation will be based upon, in part, valuation work performed by independent valuation professionals. Spire management is still reviewing the characteristics and assumptions related to exactEarth’s assets acquired and liabilities assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations. The completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet measurement.

The pro forma adjustments are based upon the best available information and certain assumptions that Spire believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for exactEarth has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Spire Global, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2021

			Transaction Accounting Adjustments
(U.S. $ in thousands, except per share amounts)	Spire Historical Pro Forma for the six months ended June 30, 2021	exactEarth for the six months ended April 30, 2021 (US GAAP) Note 2	Acquisition	Note 3	Accounting Policy & Reclassification Adjustments	Note 4	Total Pro Forma Combined
Revenue	$18,829	$8,828	$—		$—		$27,657
Cost of revenue	7,055	4,460	3,399	e	—		14,914

Gross profit	11,774	4,368	(3,399)		—		12,743

Operating expenses
Formation and operating costs	1,996	—	—		(1,996)	a	—
Research and development	14,109	—	—		411	b	14,520
Sales and marketing	8,795	—	—		357	c	9,152
General and administrative	15,290	—	142	e	5,375	a, d	20,807
Selling, general and administrative	—	3,736	—		(3,736)	c, d	—
Product development and research and development	—	411	—		(411)	b	—
Depreciation and amortization	—	219	(219)	e	—		—

Total operating expenses	40,190	4,366	(77)		—		44,479

Income (loss) from operations	(28,416)	2	(3,322)		—		(31,736)

Other income (expense)
Interest income	2	20	—		—		22
Interest expense	(6,339)	(430)	—		—		(6,769)
Change in warrant liability fair value	(18,042)	—	—		—		(18,042)
Foreign exchange (loss) gain	—	(506)	—		506	e	—
Other income (expense)	(3,391)	(21)	—		(506)	e	(3,918)

Total other income (expense)	(27,770)	(937)	—		—		(28,707)

Income (loss) before income taxes	(56,186)	(935)	(3,322)		—		(60,443)
Income tax (benefit) provision	700	73	(880)	g	—		(107)

Net loss	$(56,886)	$(1,008)	$(2,442)		$—		$(60,336)

Weighted average share outstanding of Class A common stock	133,743		5,233	i			138,976

Basic and diluted net loss per share (Class A common stock)	$(0.43)						$(0.43)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Spire Global, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

			Transaction Accounting Adjustments
(U.S. $ in thousands, except per share amounts)	Spire Historical Pro Forma for the year ended December 31, 2020	exactEarth for the year ended October 31, 2020 (US GAAP) Note 2	Acquisition	Note 3	Accounting Policy & Reclassification Adjustments	Note 4	Total Pro Forma Combined
Revenue	$28,490	$14,230	$(912)	j	$—		$41,808
Cost of revenue	10,285	8,632	7,028	e, f	—		25,945

Gross profit	18,205	5,598	(7,940)		—		15,863

Operating expenses
Formation and operating costs	1,041	—	—		(1,041)	a	—
Research and development	20,751	—	297	f	666	b	21,714
Sales and marketing	10,279	—	2,954	a, e, f	1,088	c	14,321
General and administrative	13,222	—	15,690	a, e, f, l	6,456	a, d	35,368
Loss on satellite deorbit and launch failure and loss on disposal and impairment	666	—	—		657	f	1,323
Selling, general and administrative	—	6,503	—		(6,503)	c, d	—
Product development and research and development	—	666	—		(666)	b	—
Depreciation and amortization	—	516	(516)	e	—		—
Loss on disposal and impairment	—	657	—		(657)	f	—

Total operating expenses	45,959	8,342	18,425		—		72,726

Loss from operations	(27,754)	(2,744)	(26,365)		—		(56,863)

Interest income	54	61	—		—		115
Interest expense	(11,022)	(1,228)	—		—		(12,250)
Change in fair value of warrant liabilities	—	—	—		—		—
Foreign exchange (loss) gain	—	129	—		(129)	e	—
Share of equity investment loss	—	(335)	—		335	g	—
Other income (expense)	(7,211)	—	—		(206)	e, g	(7,417)

Total other income (expense)	(18,179)	(1,373)	—		—		(19,552)

Loss before income taxes	(45,933)	(4,117)	(26,365)		—		(76,415)
Income tax (benefit) provision	400	(2)	(6,586)	g	—		(6,188)

Net loss	$(46,333)	$(4,115)	$(19,779)		$—		$(70,227)

Weighted average share outstanding of Class A common stock	133,743		5,233	i			138,976

Basic and diluted net loss per share (Class A common stock)	$(0.35)						$(0.51)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Spire Global, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2021

			Transaction Accounting Adjustments
(U.S. $ in thousands)	Spire Historical Pro Forma as of June 30, 2021	exactEarth as of April 30, 2021 (US GAAP) Note 2	Acquisition	Note 3	Accounting Policy & Reclassification Adjustments	Note 4	Total Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$266,369	$5,448	$(109,206)	a	$—		$162,611
Accounts receivable, net	5,285	2,880	—		—		8,165
Contract asset	846	—	—		840	h	1,686
Unbilled revenue	—	840	—		(840)	h	—
Prepaid expenses and other current assets	2,087	936	—		—		3,023

Total current assets	274,587	10,104	(109,206)		—		175,485
Property and equipment	22,555	4,560	12,430	c	—		39,545
Intangible assets	706	825	46,533	b	—		48,064
Goodwill	—		98,807	a	—		98,807
Restricted cash, long-term	13,205	—	—		—		13,205
Other long-term assets	364	398	(68)	a	—		694

Total assets	$311,417	$15,887	$48,496		$—		$375,800

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expense	338	4,154	13,349	l	(2,131)	i	15,710
Accrued wages and benefits	1,738	—	—		2,131	i	3,869
Contract liabilities, current portion	10,914	—	(912)	j	2,282	j	12,284
Deferred revenue	—	2,282	—		(2,282)	j	—
Other accrued expenses	2,276	—	—		—		2,276

Total current liabilities	15,266	6,436	12,437		—		34,139
Earnout consideration	78,395	—	—		—		78,395
Long-term debt, non-current	43,441	—	—		4,056	k	47,497
Deferred income tax liabilities	319	—	15,849	d	—		16,168
Warrant liability	31,232	—	—		—		31,232
Loans payable	—	4,056	—		(4,056)	k	—
Long-term incentive plan liability	—	1,680	—		(1,680)	l	—
Other long-term liabilities	14,857	84	(1,680)	k	1,680	l	14,941

Total liabilities	183,510	12,256	26,606		—		222,372
Stockholders’ Deficit
New Spire class A common stock	13	—	1	h	—		14
New Spire class B common stock	1	—	—		—		1
Common Stock	—	113,105	(113,105)	a, h	—		—
Additional paid-in capital	386,029	944	39,435	a, h	—		426,408
Accumulated other comprehensive loss	(515)	(88)	88	h	—		(515)
Accumulated deficit	(257,621)	(110,330)	95,471	a, d, h, k, l	—		(272,480)

Total stockholders’ deficit	127,907	3,631	21,890		—		153,428

Total liabilities and stockholders’ deficit	$311,417	$15,887	$48,496		$—		$375,800

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On September 13, 2021, Spire Global, Inc. (“Spire”) and exactEarth Ltd. (“exactEarth”) announced that they had entered into an Arrangement Agreement (the “Agreement”) for Spire to acquire exactEarth for a combination of cash and Spire stock (the “Acquisition”). As of October 8, 2021, the estimated total consideration to be paid to exactEarth shareholders is approximately $187.2 million (US$149.6 million). The cash portion of the consideration for the Acquisition is estimated to be approximately $136.7 million (US$109.2 million) and the stock portion of the consideration is estimated to be 5,232,914 shares of Spire valued at approximately $50.5 million (US$40.4 million).

On August 16, 2021 (the “Closing Date”), Spire Global, Inc., a Delaware corporation (f/k/a NavSight Holdings, Inc., a Delaware corporation and our predecessor company (“NavSight”)), consummated its previously announced business combination (the “Business Combination”) pursuant to the terms of that certain Business Combination Agreement, dated February 28, 2021 (the “Business Combination Agreement”), by and among NavSight, NavSight Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NavSight (“NavSight Merger Sub”), Spire Global Subsidiary, Inc., a Delaware corporation (f/k/a Spire Global, Inc.) (“Old Spire”), and Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark (collectively, the “Founders”) (such consummation, the “Closing”).

As Spire has not issued consolidated financial statements since the Closing of the Business Combination, Spire management believes that the pro forma financial information incorporated by reference from Spire’s Registration Statement on Form S-1 dated September 22, 2021 as filed with the SEC on September 23, 2021 (“Form S-1”) which reflects the pro forma financial information of the consummation of the Business Combination (“historical pro forma of Spire”) provide a reasonable basis for the ensuing unaudited pro forma condensed combined financial information (“pro formas”).

The following pro formas are based on the historical pro forma financial statements of Spire, contained in the Form S-1 dated September 22, 2021 as filed with the SEC on September 23, 2021, and the historical consolidated financial statements of exactEarth, and has been prepared to reflect the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Spire that actually would have resulted had the Business Combination and Acquisition occurred on January 1, 2020 for the unaudited pro forma condensed combined statements of operations and June 30, 2021 for the unaudited pro forma condensed combined balance sheet, nor project the results of operations or financial position of Spire for any future date or period.

The accounting policies under U.S. GAAP used in the preparation of the unaudited pro forma condensed combined financial statements are those set forth in Spire’s consolidated financial statements included in its Form S-1 dated September 22, 2021 as filed with the SEC on September 23, 2021.

The accounting policies of exactEarth under IFRS are as described in Note 2 to its historical consolidated financial statements which have been included in exactEarth’s 2020 Annual report.

exactEarth’s historical consolidated financial statements (“exactEarth’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. The preliminary conversion of the exactEarth historical consolidated financial statements from IFRS to U.S. GAAP, including the impact of conforming to U.S. GAAP accounting policies as applied by Spire, and the translation from Canadian dollar amounts (“$”) into U.S. dollars (“US $”) is discussed further in Note 2 below.

The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Spire that actually would have resulted had the Acquisition occurred on the dates indicated, nor project the results of operations or financial position of Spire for any future dates or periods. The pro forma statements of operations were developed assuming the Acquisition closed on January 1, 2020, while the pro forma balance sheet was developed assuming the Acquisition closed on June 30, 2021.

Pro forma adjustments reflected in the pro forma statements of operations are based on items that are factually supportable, which are directly attributable to the Acquisition. These pro formas do not reflect the future potential cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

As noted above, exactEarth’s historical financial statements were presented in Canadian dollars. Accordingly, the following historical exchange rates were used to translate exactEarth’s financial statements and calculate certain adjustments to the pro forma financial statements from $ to US$:

Average daily closing exchange rate for the six months ended April 30, 2021:	US$	0.78543/$
Average daily closing exchange rate for the year ended October 31, 2020:	US$	0.74367/$
Closing exchange rate as of June 30, 2021:	US$	0.806649/$

These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information and would also impact the final purchase price consideration upon consummation of the Acquisition.

Unless indicated otherwise in the notes to the pro formas, Spire has applied the enacted statutory tax rates in the U.S. or Canada, as applicable, for the respective dates and periods.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 2. Adjustments to exactEarth’s financial statements

The financial information below illustrates the impact of estimated adjustments made to exactEarth’s historical financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Spire’s accounting presentation and policies under U.S. GAAP. Spire will continue to conduct a review of exactEarth’s accounting policies during its integration in an effort to determine if there are any material differences that require reclassification of exactEarth’s revenues, expenses, assets or liabilities to conform to Spire’s accounting policies and classifications. As a result of that review, Spire may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

Unaudited adjusted exactEarth Ltd. Statement of Operations

For the six months ended April 30, 2021		Reclassifications and IFRS to U.S. GAAP Adjustments (in US$)
	Historical exactEarth Ltd. IFRS (in $)	Leases	Note 2	SIF Loan	Note 2	exactEarth Ltd. U.S. GAAP (in US$)	exactEarth Ltd. U.S. GAAP (in US$) (1)
Revenue	$11,240	$—		$—		$11,240	$8,828
Cost of revenue	5,522	—		156	b	5,678	4,460

Gross profit	5,718	—		(156)		5,562	4,368
Selling, general and administrative	4,674	83	a	—		4,757	3,736
Product development and research and development	523	—		—		523	411
Depreciation and amortization	355	(76)	a	—		279	219

Income (loss) from operations	166	(7)		(156)		3	2

Other expense	(27)	—		—		(27)	(21)
Foreign exchange (loss) gain	(644)	—		—		(644)	(506)
Interest income	26	—		—		26	20
Interest expense	(646)	4	a	95	b	(547)	(430)

Total other expenses	(1,291)	4		95		(1,192)	(937)

Income tax expense (2)	109	—		(16)		93	73

Net income (loss)	$(1,234)	$(3)		$(45)		$(1,282)	$(1,008)

(1)

exactEarth’s historical financial statements were presented in Canadian dollars. Accordingly, foreign currency conversion rates as described in Note 1 were used to translate exactEarth’s financial statements and calculate certain adjustments to the pro forma financial statements from $ to US$.

(2)	See Note 3(g) for further discussion of tax implications with respect to the IFRS to US GAAP adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Unaudited adjusted exactEarth Ltd. Statement of Operations

For the year ended October 31, 2020		Reclassifications and IFRS to U.S. GAAP Adjustments (in US$)
	Historical exactEarth Ltd. IFRS (in $)	Leases	Note 2	SIF Loan	Note 2	exactEarth Ltd. U.S. GAAP (in $)	exactEarth Ltd. U.S. GAAP (in US$) (1)
Revenue	$19,135	$—		$—		$19,135	$14,230
Cost of revenue	10,902	—		705	b	11,607	8,632

Gross profit	8,233	—		(705)		7,528	5,598
Selling, general and administrative	8,578	166	a	—		8,744	6,503
Product development and research and development	895	—		—		895	666
Depreciation and amortization	847	(153)	a	—		694	516
Loss on disposal and impairment	883	—		—		883	657

Income (loss) from operations	(2,970)	(13)		(705)		(3,688)	(2,744)

Foreign exchange (loss) gain	173	—		—		173	129
Share of equity investment loss	(450)	—		—		(450)	(335)
Interest income	82	—		—		82	61
Interest expense	(1,798)	13	a	134	b	(1,651)	(1,228)

Total other expenses	(1,993)	13		134		(1,846)	(1,373)

Income tax expense (2)	148	—		(151)		(3)	(2)

Net income (loss)	$(5,111)	$—		$(420)		$(5,531)	$(4,115)

(1)

exactEarth’s historical financial statements were presented in Canadian dollars. Accordingly, foreign currency conversion rates as described in Note 1 were used to translate exactEarth’s financial statements and calculate certain adjustments to the pro forma financial statements from $ to US$.

(2)	See Note 3(g) for further discussion of tax implications with respect to the IFRS to US GAAP adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Unaudited adjusted exactEarth Ltd. Balance Sheet

As of April 30, 2021
		Reclassifications and IFRS to U.S. GAAP Adjustments (in US$)
	Historical exactEarth Ltd. IFRS (in $)	Leases	Note 2	SIF Loan	Note 2	Myriota	Note 2	exactEarth Ltd. U.S. GAAP (in $)	exactEarth Ltd. U.S. GAAP (in US$) (1)
Assets
Current assets:
Cash and cash equivalents	$6,692	$—		$—		$—		$6,692	$5,448
Accounts receivable, net	3,539	—		—		—		3,539	2,880
Unbilled Revenue	1,032	—		—		—		1,032	840
Prepaid Expenses	712	—		—		—		712	580
Other current assets	437	—		—		—		437	356

Total current assets	12,412	—		—		—		12,412	10,104
Property and equipment, net	5,157	(140)	a	583	b	—		5,600	4,560
Intangible assets, net	1,193	—		—		(179)	c	1,014	825
Other long-term assets	489	—		—		—		489	398

Total assets	$19,251	$(140)		$583		$(179)		$19,515	$15,887

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$5,236	$(132)	a	$—		$—		$5,104	$4,154
Deferred revenue	2,803	—		—		—		2,803	2,282

Total current liabilities	8,039	(132)		—		—		7,907	6,436
Loans payable	1,642	—		3,340	b	—		4,982	4,056
Long-term incentive plan liability	2,064	—		—		—		2,064	1,680
Other long-term liabilities	103	—		—		—		103	84

Total liabilities	11,848	(132)		3,340		—		15,056	12,256
Stockholders’ Equity
Share capital	138,934	—		—		—		138,934	113,105
Additional paid-in capital	1,160	—		—		—		1,160	944
Accumulated other comprehensive loss	(108)	—		—		—		(108)	(88)
Deficit	(132,583)	(8)	a	(2,757)	b	(179)	c	(135,527)	(110,330)

Total stockholders’ equity	7,403	(8)		(2,757)		(179)		4,459	3,631

Total liabilities and stockholders’ equity	$19,251	$(140)		$583		$(179)		$19,515	$15,887

(1)

exactEarth’s historical financial statements were presented in Canadian dollars. Accordingly, foreign currency conversion rates as described in Note 1 were used to translate exactEarth’s financial statements and calculate certain adjustments to the pro forma financial statements from $ to US$.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

a.	Leases

Under IFRS 16, Leases, exactEarth recorded a Right of Use (“ROU”) asset, lease liability and associated ROU asset depreciation as well as lease interest expense related to their headquarters lease in Cambridge, Ontario. As Spire accounts for leases under U.S. GAAP ASC 840, Leases, the ROU asset, depreciation and lease liabilities are removed as of the balance sheet date (June 30, 2021). The difference between the ROU asset less depreciation and the lease liability is due to the effects of the straight line depreciation method, and effective interest methods being used. This difference is reconciled with adjustments to lease expense and accumulated deficit over the income statement period presented.

b.	Strategic Innovation Fund Loan (“SIF”)

Under IFRS 20, Accounting for Government Grants and Disclosure, exactEarth initially measured low-interest or interest-free loans from a government at fair value and subsequently recognized interest expense on the loan under the effective interest method. The difference between the fair value at inception and the loan proceeds received was recorded as a government grant. The grant portion was split between operating costs and capital costs based on the costs to which the loan related. The grant related to capital was recognized as a reduction to the carrying amount of an eligible asset and realized over the life of the asset as reduced amortization expense. The grant related to operating expenses was recognized in cost of revenue. Under U.S. GAAP, interest may not be imputed on low-interest or interest-free loans from a government. Therefore, the loan amount has been increased to the amount of cash received and the subsequent interest expense and reduction to cost of revenue and property and equipment have been eliminated to conform with U.S. GAAP.

c.	Myriota Licensed Intellectual Property

Under IFRS 38, Intangible Assets, when it is probable that the acquired intellectual asset is expected to have future economic benefits, and the cost of the asset can be measured reliably, the asset shall be treated as an intangible asset. Under U.S. GAAP, the entire license cost for in-process research and development (“IPR&D”) shall be recorded as research and development expense at inception due to its lack of future alternative use, in accordance with ASC 730, Research and Development. All research and development costs presented by exactEarth under IFRS have been reclassified from the financial statement line item intangible assets to conform with the presentation applied by Spire in accordance with U.S. GAAP. Refer to Note 4 for the reclassification adjustments.

These pro formas do not reflect other potential tax-related adjustments arising from the IFRS to U.S. GAAP conversion. A comprehensive analysis will be performed upon completion of the Acquisition.

Note 3. Pro forma adjustments related to the Acquisition

a.	Preliminary Purchase Price Allocation

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Under this accounting, the assets acquired and liabilities assumed have been presented based on preliminary estimates of fair value. In accordance with U.S. GAAP, fair value is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The final fair values will be determined during the closing of the Acquisition and may vary from these estimates.

On September 13, 2021, Spire entered into the Agreement to acquire all of the outstanding common shares of exactEarth. exactEarth shareholders will receive consideration per share consisting of (i) $2.5009 in cash, and (ii) 0.1 shares of Spire Class A common stock. Upon the closing of the Acquisition, the vesting of all outstanding exactEarth options and restricted stock units (“RSUs”) will accelerate and be exchanged for fully vested shares of Spire. The estimated total consideration to be paid to exactEarth shareholders is approximately $187.2 million (US$149.6 million) as of October 8, 2021, based on the 10-day volume weighted average price (“VWAP”) of Spire Class A common stock and closing exchange rate on October 8, 2021. A sensitivity analysis on total purchase consideration was performed using Spire’s volatility rate of 70%, which was determined by looking at a one year lookback on Spire Peer Group historical volatility through September 30, 2021. A 70% change in Spire Class A common stock price would result in an $29.3 million increase or decrease in total purchase consideration as of October 8, 2021. Spire currently intends to use cash on hand to settle the cash portion of the consideration for the Acquisition, estimated to be approximately $136.7 million (US$109.2 million). This includes consideration of approximately $5.8 million (US$4.6 million) for exactEarth deferred share units (“DSUs”). The stock component is determined by a baseline share exchange ratio of 0.1 shares of Spire Class A common stock. exactEarth outstanding shares, options, RSUs and ESPP shares will be exchanged for 5,232,914 fully vested shares of Spire with an estimated value of approximately $50.4 million (US$40.4 million). Completion of the Acquisition is subject to certain closing conditions, including approval by exactEarth’s shareholders and the Ontario Superior Court of Justice (Commercial List) and regulatory approvals, as well as other customary closing conditions.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

As at the date of these unaudited pro forma condensed combined financial statements, Spire has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the exactEarth’s assets to be acquired and liabilities to be assumed. A final determination of the fair value of exactEarth’s assets and liabilities will be based on the information and assumptions that exist as of the closing date of the Acquisition, and, therefore, cannot be made prior to the Acquisition date. Certain valuations and assessments, including valuations of property, and equipment, intangible assets, other assets and contract liabilities are in process. In addition, the value of the consideration to be paid by Spire upon the consummation of the Acquisition will be determined based on the ten-day VWAP immediately preceding the closing date of the Acquisition. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. Upon completion of the Acquisition, a final determination of fair value of exactEarth’s assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will be reflected in the actual reporting by Spire subsequent to closing. The final purchase price allocation may be materially different than that reflected in the pro forma allocation presented below.

The preliminary valuations have been estimated utilizing customary valuation methods, including the income, market and cost approaches.

The following table summarizes the estimated consideration transferred and the preliminary purchase price of the fair values of the exactEarth assets acquired and liabilities assumed at the Acquisition date (in thousands, except share amounts, exchange ratio and share price amounts).

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

(in thousands, in US $, except share amounts, exchange ratio and share price amounts)
exactEarth estimated share purchase at September 30, 2021 (1)	52,329,137
Exchange ratio	0.1

Total Spire shares estimated to be issued to exactEarth shareholders	5,232,914
Spire Share Reference Price	$7.72

Total value of Spire shares estimated to be issued (2)	$40,380
Total cash consideration paid at C$2.5009 (3)	109,206
Award modification (options and RSUs) (4)	(1,510)

Total estimated purchase consideration	$148,076

Allocation of total estimated purchase consideration:
Estimated fair values of assets acquired:
Cash & cash equivalents	$5,448
Accounts receivable	2,880
Unbilled revenue	840
Prepaid expenses and other current assets	936
Property and equipment	16,990
Goodwill	98,807
Intangibles	47,358
Other assets	330

Total assets acquired	173,589

Accounts payable	(4,154)
Contract liabilities	(1,370)
Deferred tax liabilities	(15,849)
Long-term debt	(4,056)
Other long-term-liabilities	(84)

Total liabilities assumed	(25,513)

Net assets acquired	$148,076

(1)

Represents 49,816,065 exactEarth common shares outstanding as of September 30, 2021, plus an estimated 1,049,009 common shares for the exercise of outstanding exactEarth options that are in-the-money as of the Acquisition date, 1,459,033 exactEarth common shares for outstanding restricted share units and 5,030 exactEarth common shares for shares purchased under the employee stock purchase plan (“ESPP”).

(2)

The stock portion of the purchase consideration was estimated using a price of US$7.72 for each share of Spire Class A common stock based on Spire’s 10-day VWAP at October 8, 2021 (“Spire Share Reference Price”). Under the terms of the Acquisition, exactEarth’s shareholders will receive 0.1 share of Spire Class A common stock in exchange for each share of exactEarth’s common stock held. The vesting of all outstanding exactEarth options and restricted stock units will accelerate and will be exchanged for fully vested shares of Spire. The actual purchase consideration will be determined upon consummation of the Acquisition as contemplated in the Agreement.

(3)

The cash portion of the purchase consideration is comprised of two components. Holders of exactEarth’s 52,329,127 outstanding common shares, and holders of 1,673,268 DSUs, will receive $2.5009 (using the Canadian dollar to US dollar spot rate of US$0.799046/$ as of October 8, 2021) in cash for each exactEarth common share held. Holders of DSUs will also receive the cash equivalent of 0.1 shares of Spire Class A common stock for each DSU at the Spire Share Reference Price of US$7.72.

(4)

As discussed below, $1.5 million was treated as post combination expense, of which, $0.1 million and $1.4 million was classified as sales and marketing expense and general and administrative expense, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Treatment of Outstanding Equity Awards

exactEarth Stock Options

The Agreement provides that upon the closing of the Acquisition, vesting of all exactEarth outstanding stock options that are in-the-money at the Acquisition date will accelerate, and the awards will be net share settled and exchanged for fully vested shares of exactEarth stock, which will be converted to Spire stock at a conversion rate of 0.1 shares of Spire and $2.5009 per share of exactEarth stock. All options out-of-the-money will be cancelled.

Exchanges of share-based payment awards in conjunction with a business combination are modifications of share-based payment awards in accordance with ASC Topic 718, Share-based Payments. Based on Spire management’s assessment of the modification and the provisions of ASC Topic 805, Business Combinations, incorporating exactEarth and Spire’s closing stock price and the Canadian dollar to U.S. dollar conversion rate on October 8, 2021, US$0.4 million (relating to vested awards) was treated as purchase consideration and US$0.4 million (relating to unvested awards) was immediately expensed at the acquisition date.

exactEarth Restricted Stock Unit Awards

The Agreement provides that upon the closing of the Acquisition, vesting of all exactEarth outstanding restricted stock unit awards at the Acquisition date will accelerate and the awards will be exchanged for fully vested shares of exactEarth stock, which will be converted to Spire stock at a conversion rate of 0.1 shares of Spire and $2.5009 per share of exactEarth stock.

Exchanges of share-based payment awards in conjunction with a business combination are modifications of share-based payment awards in accordance with ASC Topic 718, Share-based Payment. Based on Spire management’s assessment of the modification and the provisions of ASC Topic 805, Business Combinations, incorporating exactEarth and Spire’s closing stock price and the Canadian dollar to U.S. dollar conversion rate on October 8, 2021, US$1.1 million was immediately expensed at the acquisition date. None of the value was treated as purchase consideration because all outstanding restricted stock unit awards were unvested and Spire was not obligated to issue replacement awards.

All amounts presented on the following tables are denominated in US$.

b.	Intangibles

The fair values of identified intangible assets, including the related amortization of the fair values for the six months ended June 30, 2021 and the year ended December 31, 2020 as follows:

			Six Months Ended	Year Ended December
	Fair Value	Estimated Useful Life	June 30, 2021	31, 2020
	($ in thousands)	(in years)	($ in thousands)	($ in thousands)
Trade names	$2,380	5	238	476
Developed technology	14,762	12	615	1,230
Backlog	2,589	1	—	2,589
Customer relationships	27,627	12	1,151	2,302

Total acquired identifiable intangible assets	47,358		$2,004	$6,597

Less: exactEarth’s historical net book value	825

Adjustment to intangible assets	$46,533

c.	Property and Equipment

The fair values of property and equipment, including the related depreciation of the fair values for the six months ended June 30, 2021 and the year ended December 31, 2020 have been estimated as follows:

			Six months ended	Year ended December
	Fair Value	Estimated Useful Life	June 30, 2021	31, 2020
	($ in thousands)	(in years)	($ in thousands)	($ in thousands)
Satellites	$16,125	6.5	$1,395	$2,790
Buildings improvement	5	1.0	2	5
Computer hardware	832	3.4	136	272
Furniture and fixtures	28	4.0	4	7

Total acquired property, plant and equipment	16,990		$1,537	$3,074

Less: exactEarth’s historical net book value	4,560

Adjustment to property, plant and equipment	$12,430

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

d.	Deferred Tax Liability

For Spire, the Acquisition is deemed a nontaxable transaction and as such, the historical tax basis of the acquired assets and assumed liabilities, and other tax attributes of exactEarth carryover to Spire. The Canadian statutory tax rate is 26.5%. As a result, based on the adjustments to fair values of identifiable intangible assets, property and equipment, other assets and deferred revenue, the following adjustment to the deferred tax liability estimated using the rate of 26.5% has been made to the pro forma balance sheet:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Adjustment
Adjustment to intangible assets	$46,533	26.50%	$12,331
Adjustment to property, plant and equipment	12,430	26.50%	3,294
Adjustment to other assets	(68)	26.50%	(18)
Adjustment to contract liabilities	912	26.50%	242

Total adjustments	$59,807		$15,849

e.	Depreciation and Amortization of Acquired Assets

Based on the estimated fair values of identifiable, amortizable intangible assets and property and equipment, the following adjustment to depreciation and amortization has been included in the 2021 and 2020 pro forma statements of operations:

	Six Months Ended	Year Ended December
($ in thousands)	June 30, 2021	31, 2020
Amortization of identifiable definite lived intangible assets	$2,004	$6,597
Depreciation of property, plant and equipment	1,537	3,074

Total calculated depreciation and amortization	3,541	9,671

Less: exactEarths’s historical depreciation and amortization	219	516

Pro forma adjustment to depreciation and amortization	$3,322	$9,155

f.	Retention Bonuses

In relation to the Acquisition, Spire will distribute $1.9 million (US$1.4 million) in retention bonuses to exactEarth employees for continued service for a certain period of time post-Acquisition. The bonuses amortize over a six-month period and will be treated as post-combination compensation expense. The full amount of expense for the retention bonuses, including applicable employer payroll tax, has been reflected in the 2020 pro forma statement of operations as follows:

Year Ended
($ in thousands)	December 31, 2020
General and administrative	$685
Research and development	297
Sales and Marketing	227
Cost of revenue	230

Total	$1,439

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

g.	Income Taxes

The adjustments to revenue, depreciation and amortization, transaction costs and retention bonus expense that have been included in the 2021 and 2020 pro forma statements of operations will result in a reduction in income tax expense. The Canadian statutory tax rate is 26.5%.

The estimated impact to the provision for income taxes for the six months ended June 30, 2021 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Depreciation and amortization	$(3,322)	26.50%	$(880)

Total			$(880)

The estimated impact to the provision for income taxes for the year ended December 31, 2020 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Revenue	$(912)	26.50%	$(242)
Depreciation and amortization	$(9,155)	26.50%	(2,426)
Transaction costs	$(13,349)	26.50%	(3,537)
Retention bonus expense	$(1,439)	26.50%	(381)

Total			$(6,586)

The adjustments to the statements of operations as a result of the IFRS to U.S. GAAP conversion adjustments that have been included in the 2021 and 2020 pro forma statements of operations will result in a reduction in income tax expense.

The estimated impact to the provision for income taxes for the six months ended June 30, 2021 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
SIF Loan	$(61)	26.50%	$(16)

Total			$(16)

The estimated impact to the provision for income taxes for the year ended December 31, 2020 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
SIF Loan	$(571)	26.50%	$(151)

Total			$(151)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

h.	Stockholders’ Deficit

The estimated adjustments to total stockholders’ deficit are summarized as follows:

	Acquisition
($ in thousands)	Eliminate exactEarth’s deficit	Issuance of Stock	Total Acquisition Adjustments to Deficit
Common stock	$(113,105)	$1	$(113,104)
Additional paid-in-capital	(944)	40,379	39,435
Accumulated other comprehensive loss	88	—	88
Accumulated deficit	110,330	—	110,330

Total entity stockholders’ deficit	$(3,631)	$40,380	$36,749

i.	Weighted Average Shares Outstanding of Class A Common Stock

To give effect to the Acquisition as if it had occurred on January 1, 2020 for purposes of the pro forma statement of operations, the Spire shares of Class A common stock issued as part of the purchase consideration will be deemed outstanding for the six months ended June 30, 2021 and year ended December 31, 2020 for purposes of determining the pro forma weighted average shares outstanding calculation which is included in the pro forma basic and diluted net loss per share.

j.	Contract Liabilities

As part of the assignment of fair values, the contract liabilities of exactEarth were revalued as of June 30, 2021 as follows:

Fair Value ($ in thousands)
Contract liabilities	$1,370
Less: exactEarth’s historical contract liabilities	2,282

Adjustment to contract liabilities	$(912)

k.	DSUs, a Component of Other Long-Term Liabilities

exactEarth records DSUs as a liability on its balance sheet and it is marked-to-market each reporting period. Assuming the Acquisition closed on June 30, 2021 there would be no outstanding DSUs as of this date, which results in an adjustment to the value recorded on the pro forma balance sheet as follows:

($ in thousands)	Total Adjustment
Total DSU balance	$1,680

Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including revenue growth and public company cost savings.

l.	Transaction Costs

An adjustment was made to reflect the accrual and expense of US$13.3 million in transaction costs as of June 30, 2021, and for the twelve-months ended December 31, 2020, respectively. These estimated transaction costs consist primarily of advisor fees, legal fees and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

($ in thousands)	Total Adjustment
Accounts payable and accrued expense	$13,349

Note 4. Mapping and policy alignment adjustments related to the Acquisition

Except for the differences in reporting frameworks as described in Note 2 above, Spire management has determined that there were no significant accounting policy differences between Spire and exactEarth and, therefore, no adjustments are necessary to conform exactEarth financial statements to the accounting policies as applied by Spire in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

Certain historical balances of the Spire and exactEarth financial statement line items (“FSLI”) were reclassified to conform to the combined company presentation of these unaudited pro forma condensed combined financial statements, as presented above. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ deficit, or income (loss) of Spire and exactEarth.

Statement of Operations

a.

Spire’s formation and operating costs of US$2.0 million and US$1.0 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, previously disclosed as a separate FSLI on Spire’s pro forma statements of operations, were reclassified to the general and administrative expense FSLI.

b.

exactEarth’s product development and research and development expenses of US$0.4 million and US$0.7 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, previously disclosed as separate FSLI on exactEarth’s statements of operations, were reclassified to the research and development expense FSLI.

c.

exactEarth’s sales and marketing expenses of US$0.4 million and US$1.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, previously disclosed as a component of exactEarth’s FSLI selling, general, and administrative expenses, were reclassified to the sales and marketing expenses FSLI.

d.

exactEarth’s general and administrative expenses of US$3.4 million and US$5.4 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, previously disclosed as a component of exactEarth’s FSLI selling, general, and administrative expenses, were reclassified to the general and administrative expenses FSLI.

e.

exactEarth’s foreign exchange (loss) gain of US$0.5 million and US$(0.1) million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, previously disclosed as separate FSLI on exactEarth’s statements of operations, were reclassified to the other income (expense) FSLI.

f.

exactEarth’s loss on disposal and impairment of US$0.7 million for the year ended December 31, 2020, previously disclosed as a separate FSLI on exactEarth’s statement of operations, was reclassified to the loss on satellite deorbit and launch failure and loss on disposal and impairment FSLI.

g.

exactEarth’s share of equity investment loss, of US$0.3 million for the year ended December 31, 2020, previously disclosed as a separate FSLI on exactEarth’s statement of operations, was reclassified to the other income (expense) FSLI.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Balance Sheet

h.	exactEarth’s balance for unbilled revenue of US$0.8 million previously disclosed as a separate FSLI of exactEarth’s balance sheet, has been reclassified to contract assets.

i.

exactEarth’s balance for accrued wages and benefits of US$2.1 million previously disclosed as a component of the accounts payable and accrued expense FSLI, has been reclassified to a separate accrued wages and benefits FSLI.

j.

exactEarth’s balance for deferred revenue of US$2.3 million previously disclosed as a separate FSLI on exactEarth’s balance sheet, has been reclassified to the contract liabilities, current portion FSLI.

k.	exactEarth’s balance for loans payable of US$4.1 million previously disclosed as a separate FSLI on exactEARTH’s balance sheet, has been reclassified to the long-term debt, non-current FSLI.

l.

exactEarth’s balance for long-term incentive plan liability of US$1.7 million previously disclosed as a separate FSLI on exactEarth’s balance sheet, has been reclassified to the other long-term liabilities FSLI.